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                                                                    EXHIBIT 99.1

                                            As Adopted by the Board of Directors
                                                              On January 4, 1996

                              ZYDECO ENERGY, INC.

                  1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN

          Zydeco Energy, Inc., a Delaware corporation (the "Company"), hereby establishes this Zydeco Energy, Inc. 1996 Nonemployee Directors Stock Option Plan (the "Plan"), effective as of January 4, 1996, subject to stockholder approval.

     1. Purpose. The purpose of the Plan is to promote the interests of the Company by encouraging the Nonemployee Directors of the Company to acquire or increase their equity interests in the Company and to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company to attract and retain the services of directors who are essential for the growth and profitability of the Company.

     2.   Definitions.  As used in this Plan:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

          (c) "Common Stock" means the Common Stock, $0.001 par value, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 6.

          (d) "Date of Grant" means the automatic date of grant as provided in Paragraph 4.

          (e) "Director Option" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 4.

          (f) "Market Value per Share" means, at any date:

               (i) If the shares of Common Stock are listed on a national securities exchange or the NASDAQ National Market System and such shares traded on such date, the last reported sales price per share on such exchange or NASDAQ National Market System on that date as reported in any newspaper of general circulation;
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               (ii) If the shares of Common Stock are listed on a national securities exchange or the NASDAQ National Market System and such shares did not trade on such date, the last reported sales price per share on such exchange or NASDAQ National Market System on the next day prior thereto on which the shares traded as reported in any newspaper of general circulation;

               (iii) If the shares of Common Stock are quoted on NASDAQ (other than the NASDAQ National Market System) or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations of the shares on such system on the relevant date as reported in any newspaper of general circulation; or

               (iv) If none of the above applies, a value determined by any fair and reasonable means prescribed by the Board.

          (g) "Nonemployee Director" means a director of the Company who is not also an employee of the Company or a Subsidiary.

          (h) "Option Price" means the purchase price per share payable on exercise of a Director Option.

          (i) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.

     3. Shares Available Under Plan. Subject to adjustments as provided in Paragraph 6, 45,000 is the maximum number of shares of Common Stock which may be issued with respect to Director Options under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any shares of Common Stock which are subject to Director Options that are terminated unexercised, forfeited or surrendered or which expire or become permanently unexercisable for any reason will again be available for issuance under this Plan.

     4. Director Options. (a) Each Nonemployee Director who serves in such capacity on January 4, 1996 shall automatically receive, on such date, Director Options for 15,000 shares of Common Stock. Each Nonemployee Director who is elected or appointed to the Board for the first time after that date shall automatically receive, on the date of his or her election or appointment, Director Options for the lesser of (i) 15,000 shares of Common Stock or (ii) the number of authorized shares of Common Stock then remaining available for issuance pursuant to Director Options under this Plan divided by the total number of Nonemployee Directors elected or appointed to the Board for the first time on such date.

     (b) All Director Options will be subject to all of the limitations contained in the following provisions:

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          (i) Director Options granted to each Nonemployee Director shall become exercisable (vested) as follows: (A) for an amount equal to one-third of the total number of shares subject to such Director Options on and after the later of  (x) a date six months and one day from the Date of Grant
     and   (y) April 1 of the calendar year following the year of the Date of
     Grant, (B) for an amount equal to an additional one-third of the total number of shares subject to such Director Options on and after April 1 of the second calendar year following the year of the Date of Grant, and (C) for an amount equal to the final one-third of the total number of shares subject to such Director Options on and after April 1 of the third calendar year following the year of the Date of Grant; provided that (1) in no event shall any Director Option be exercisable prior to the approval of this Plan by the Company's stockholders and (2) no Director Options shall vest after the date the Nonemployee Director ceases to serve as a director of the Company by resignation, removal, death or otherwise.

          (ii) The Option Price of each Director Option shall be the Market Value per Share on its Date of Grant.

          (iii) Director Options that are vested may be exercised in full at one time or in part from time to time by giving written notice to the Company, stating the number of shares of Common Stock with respect to which the Director Options are being exercised, accompanied by payment in full of the Option Price for such shares, which payment may be (i) in cash by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock already owned by the optionee having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price,
     (iii) from the proceeds of a sale through a broker of some or all of the shares to which such exercise relates, or (iv) by a combination of such methods of payment.

          (iv) Each Director Option shall expire 10 years from the Date of Grant thereof, but shall be subject to earlier termination as follows: Director Options, to the extent exercisable as of the date a Nonemployee Director ceases to serve as a director of the Company by resignation, removal, death or otherwise, must be exercised within one year of such date unless such termination from the Board results from the Nonemployee Director's death, disability or retirement (which in the case of retirement shall occur after at least twenty four months of continuous service on the Board), in which case the Director Options may be exercised by the optionee or the optionee's legal representative or the person to whom the Nonemployee Director's rights shall pass by will or the laws of descent and distribution, as the case may be, within three years from the date of termination; provided however, that no such event shall extend the normal expiration date of such Director Options.

          (v) In the event that the number of shares of Common Stock available for grants under this Plan is insufficient to make all automatic grants provided for on the applicable date, then all Nonemployee Directors who are entitled to a grant on such date shall share ratably in the number of shares then available for grant under this Plan, and shall have no

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     right to receive a grant with respect to the deficiencies in the number of available shares and all future grants under this Plan shall terminate.

     5. Transferability. Director Options will be exercisable during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

     6. Adjustments. The Board may, but shall not be required to, make or provide for such adjustments in the maximum number of shares specified in Paragraph 3, in the numbers of shares of Common Stock covered by outstanding Director Options granted hereunder, in the Option Price applicable to any such Director Options and/or in the kind of shares covered thereby (including shares of another issuer), as the Board, in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporation transaction or event having an effect similar to any of the foregoing. Notwithstanding the foregoing, upon a Change in Control (as defined in the Company's 1996 Incentive Equity Plan), all Director Options that have been granted hereunder more than six months prior to the date of such event shall be canceled, effective on the date of such event, and, in full consideration of such cancellation, the Optionee shall be paid an amount in cash equal to the excess of (i) the value, as determined by the Board in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event less (ii) the exercise price of the Director Option; provided that this sentence shall not apply in the event of a Change in Control that results from stockholder approval of, or consummation of transactions contemplated under, an agreement or plan of merger, consolidation, or other business combination approved by a majority of the members of the Incumbent Board (as defined in clause (i) of the definition of "Change in Control" in the Company's 1996 Incentive Equity Plan, including such members treated as though members of the Incumbent Board under the proviso of such clause), which merger, consolidation, or other business combination is intended to qualify for accounting treatment as a "pooling of interests."

     7. Fractional Shares. The Company will not be required to issue any fractional share of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or the settlement of fractions in cash.

     8. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any grant or payment made to an optionee or any other person under this Plan, or is requested by an optionee to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such grant or payment that the optionee or such other person make arrangements satisfactory to the Company for the payment of balance of such taxes required or requested to be withheld.

     9. Administration of the Plan. (a) This Plan will be administered by the Board.

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     (b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of a Director Option and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or documentation will be final and conclusive. No director will be liable for any such action or determination made in good faith or in the absence of gross negligence or willful misconduct on the part of such member.

     (c) The Board may not exercise any discretion with respect to this Paragraph 9 which would be inconsistent with the intent that this Plan meet the requirements of Rule 16b-3.

     10. Amendments. This Plan may be amended from time to time by the Board but may not be amended by the Board without further approval by the stockholders of the Company if such amendment would result in this Plan no longer satisfying the requirements of Rule 16b-3; provided, however, that the provisions of Paragraph 4 may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     11. No Rights as Stockholder. No optionee shall have any rights as a stockholder with respect to shares covered by a Director Option until the date of issuance of a stock certificate or certificates for such shares of Common Stock.

     12. Investment Representation. Unless the Company has filed a Registration Statement with the Securities and Exchange Commission for the issuance of the Shares issuable upon exercise of the Director Options, each option agreement shall contain an agreement that, upon demand by the Board for such a representation, the optionee (or any person acting under Paragraph 5) shall deliver to the Company at the time of any exercise of an option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof or such other representation as the Board deems advisable. Upon such demand, delivery of such representation, prior to the delivery of any shares issued upon exercise of a Director Option and prior to the expiration of the option period, shall be a condition precedent to the right of the optionee or such other person to purchase any shares.

     13. Compliance with Other Laws and Regulations. The Plan, the grant and exercise of Director Options thereunder, and the obligation of the Company to sell and deliver shares under such Director Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body or national securities exchange which the Company shall, in its sole discretion, determine to be necessary or advisable.

     14. Term. This Plan shall be effective as of January 4, 1996, subject to approval by the Company's stockholders; provided, however, no Director Option shall be exercisable prior to the date of such stockholders' approval. In the event that this Plan is not approved by the stockholders

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of the Company within twelve months after the date of its adoption by the Board, this Plan and all Director Options granted under this Plan shall be automatically null and void. Unless sooner terminated, this Plan shall terminate on December 31, 2005, and no further Director Options shall be granted, but all outstanding Director Options on such date shall remain effective in accordance with their terms and the terms of this Plan.

          ADOPTED by the Board of Directors of Zydeco Energy, Inc., a Delaware corporation, subject to stockholder approval, this 4th day of January, 1996.



                                    /s/ Sam B. Myers, Jr.
                                    ------------------------------
                                    Sam B. Myers, Jr.
                                    Chairman of the Board

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